EXHIBIT 5.1
[Letterhead of Duane Morris LLP]
June 10, 2009
Board of Directors
F.N.B. Corporation
One F.N.B. Boulevard
Hermitage, Pennsylvania 16148
Re:	F.N.B. Corporation (the “Corporation”) Form S-3 (Registration File No. 333-159168), as supplemented by the Prospectus Supplement dated June 10, 2009 (the “Registration Statement”)
Ladies and Gentlemen:
     We have acted as counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement, relating to the offer and sale by the Corporation of up to 24,150,000 shares (the “Shares”) of common stock, $.01 par value, of the Corporation, of which 3,150,000 Shares are purchasable upon exercise of the over-allotment option issued to the underwriters pursuant to the underwriting agreement dated June 10, 2009 (the “Underwriting Agreement”) between the Corporation and Keefe, Bruyette & Woods, Inc. as representative of the underwriters.
     As counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Corporation’s articles of incorporation and by-laws, as amended to date, the corporate minutes and other proceedings and the records relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion.
     Based upon the foregoing, it is our opinion that the issuance of the Shares pursuant to the terms of the Underwriting Agreement and the receipt by the Corporation of the consideration for the Shares as specified in the Underwriting Agreement will result in the Shares being validly issued, fully paid and non-assessable.
     The foregoing opinion is limited to the laws of the State of Florida, and we do not express any opinion herein concerning any other law.

Board of Directors
F.N.B. Corporation

June 10, 2009
     We have prepared this opinion letter for your use as an exhibit in connection with the filing by the Corporation of a current report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement, and is made as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement dated June 10, 2009.
Sincerely,
DUANE MORRIS LLP
/s/ Duane Morris LLP